Exhibit 10.30
Description of Non-Executive Chairman’s Compensation
Effective January 10, 2008, our non-executive Chairman is entitled to receive, following each annual general meeting of the company, a yearly stock bonus award consisting of such number of shares having an aggregate fair market value of US$200,000 on the date of grant. The non-executive Chairman is also entitled to continue to receive cash compensation for service as chairman of the Audit Committee if appointed to such position, but otherwise will no longer be eligible to receive cash compensation for service on any Board committees. The non-executive Chairman will continue to be entitled to receive all other compensation payable to our non-employee directors.